                                                                    Exhibit 28.1

March 26, 1997

                               Annual Report per
                Section 5.03 of Pooling and Servicing Agreement

                               MELLON BANK, N.A.

                      MELLON HOME EQUITY LOAN TRUST 1996-1

Reimbursement of Previous Liquidation Loss Amounts for 1996 per Clause (viii):

                                                                 $          666.92

Net Principal Allocation for 1996 per Clause (x):

         (a)      Distributed to Seller                          $            0.00
         (b)      Reinvested in Additional Mortgage Loans        $  204,938,813.08
         (c)      Deposited in Excess Funding Accounts           $            0.00

Clause (xi) -- Not Applicable (applies only during the amortization period)